Exhibit 99.1

FOR IMMEDIATE RELEASE
December 9, 2016

SmartBank enters into definitive agreement with Atlantic Capital Bank to acquire FSG Bank branch

KNOXVILLE, Tenn. – December 9, 2016 – SmartFinancial, Inc. (“SmartFinancial”; NASDAQ: SMBK), parent company of SmartBank, and Atlantic Capital Bancshares, Inc. (“Atlantic Capital”; NASDAQ: ACBI), parent company of Atlantic Capital Bank, N.A., announced today that SmartBank has signed a definitive agreement to acquire the Cleveland, Tennessee branch office and assets of FSG Bank, a division of Atlantic Capital Bank.

SmartBank has agreed to assume approximately $33,000,000 in customer deposits and purchase approximately $32,000,000 in loans and other assets affiliated with the Cleveland branch.

“This acquisition provides an incredible opportunity to expand our presence in Tennessee and introduce our brand and excellent client service to Bradley County,” said SmartBank President and CEO, Billy Carroll. “Our expansion earlier this year into the Chattanooga market through the merger with Cornerstone Community Bank makes this FSG Bank branch acquisition in Cleveland a great strategic fit.”

According to Atlantic Capital’s President and Chief Operating Officer, Michael Kramer, “SmartBank brings a great understanding and knowledge of the East Tennessee community markets to our Cleveland client base.  Our clients have come to expect a ‘hands-on, high touch’ approach, and we are confident that SmartBank will deliver that same level of service to the market.”

The sale and acquisition of this branch will steer both Atlantic Capital Bank and SmartBank toward their goals of becoming banking leaders in the Southeast.

“This transaction will better position Atlantic Capital to continue to focus on our strategic objective of becoming a premier corporate, business and private bank serving metropolitan areas throughout the Southeast”, said Douglas Williams, Chief Executive Officer of Atlantic Capital.

SmartFinancial Chairman Miller Welborn added, “Seizing smart growth opportunities like this will help get us one step closer to becoming the Southeast’s next, great community banking franchise.”

The acquisition, which is subject to customary closing conditions, including the receipt of all necessary regulatory approvals, is expected to be completed in the first quarter of 2017.

Advisors in Transaction

Troutman Sanders LLP provided legal counsel to Atlantic Capital Bank. Butler Snow LLP provided legal counsel to SmartBank.

About SmartFinancial, Inc.
SmartFinancial, Inc., with assets of $1.0 billion, is a publicly-traded bank holding company for SmartBank, based in Knoxville, Tennessee. SmartBank is a full-service commercial bank founded in 2007, with twelve branches and three loan production offices spanning East Tennessee and the Florida Panhandle. Recruiting the best people, delivering exceptional client service, strategic branching and a disciplined approach to lending have contributed to SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartbank.com.

About Atlantic Capital Bancshares, Inc.
Atlantic Capital Bancshares, Inc., with assets of $2.8 billion, is a publicly-traded bank holding company headquartered in Atlanta, Georgia with corporate offices in Chattanooga and Knoxville, Tennessee. Operating under the “Atlantic Capital” brand in Atlanta and “FSG Bank” brand in East Tennessee and Northwest Georgia, the company provides lending, treasury management and capital markets services to small and mid-sized businesses. The company’s banking offices also provide mortgage, trust and other banking services to private and individual clients.

SmartFinancial, Inc. Media Contact
C. Bryan Johnson
Executive Vice President
Chief Financial Officer
Email: bryan.johnson@smartbank.com
Phone: 865.437.5706

SmartBank Media Contact
Kelley Fowler
Senior Vice President
Public Relations/Marketing
Email: Kelley.fowler@smartbank.com
Phone: 865.868.0611

Atlantic Capital Bancshares, Inc. Contact
Anita Hill
Executive Vice President
Corporate Communications
Email: anita.hill@atlcapbank.com
Phone: 404.995.6050
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